Exhibit 99.1


FOR IMMEDIATE RELEASE               Contact: Teri Schrettenbrunner
                                             Director, Corporate Communications
                                             (804) 287-6260


               CADMUS COMMUNICATIONS ANNOUNCES RESTRUCTURING PLAN
                       AND RELATED ORGANIZATIONAL CHANGES

           SAVINGS OF APPROXIMATELY $6 MILLION ANNUALLY EXPECTED FROM
                             RESTRUCTURING ACTIONS


RICHMOND,  Va. (Oct. 14, 1999) - Cadmus Communications  Corporation  (Nasdaq/NM:
CDMS) today announced organizational changes and a restructuring plan intended to effect additional, planned synergies in connection with the April 1999 acquisition of the Mack Printing Group (Mack) and to focus the Company's resources on the professional communications and specialty packaging markets. Cadmus expects to record charges in the range of $33 to $37 million ($6 - $7 million in cash charges) before taxes as a result of these actions. A portion of these charges will be reflected in the results for the Company's first fiscal quarter that ended September 30, but the majority will be included in results for the current fiscal quarter that closes in December. The non-cash portion of the charges, which includes the write-off of assets, goodwill and other intangibles, is primarily associated with the point of purchase (POP) business that the company is closing.

"We are taking these actions to enhance Cadmus' future profitability and to capitalize on the opportunities we have for consistent growth," remarked C. Stephenson Gillispie, Jr., Cadmus' chairman, president and chief executive officer. "The restructuring plan continues our strategy to increase our concentration of personnel, facilities, and capital on markets where we have a leadership position. Our revised organizational structure will provide a more heightened focus on execution and performance."

Gillispie continued, "With the closing of POP and the elimination of its operating losses, the factors that will drive value going forward are the further successful integration of Mack, continued strong cash flow generation, and improved top-line growth from our well-established positions in journals, specialty magazines, and specialty packaging. The actions we are announcing today will reduce our operating scope, allowing us to focus on these key elements of our future growth."

Key Components of Restructuring Plan and Organizational Changes
Cadmus indicated that the major components of the restructuring plan and changes to the Company's organizational structure are:

o       closing the Atlanta-based Cadmus POP business unit;
o implementing additional, planned synergies associated with the integration of Mack;
o consolidating certain corporate functions and related overhead rationalization; and
o implementing a revised management structure effective immediately with Bruce V. Thomas promoted into the new position of executive vice president and chief operating officer of the Company.

Restructuring Plan
The Company believes that the annual pre-tax savings from the implementation of these changes will total approximately $6 million. This figure includes the elimination of operating losses from areas that Cadmus is exiting, as well as cost savings from the consolidation of certain ongoing operations. In addition, the Company expects to realize net proceeds from the closures and divestitures that will be sufficient to reduce interest expense by approximately $1 million annually. Net sales from closed or divested businesses represented $57.6 million of the Company's total pro forma fiscal 1999 net sales of $526.7 million.

Bruce V. Thomas, Cadmus' chief operating officer, noted that the majority of the anticipated restructuring charge will consist of non-cash items. Thomas said, "Although the recognition of these charges will lead to reported net losses in both the first and second quarters, we expect these actions to have a very positive impact on our financial condition. In fact, we believe that as the tangible benefits of the cost savings associated with the restructuring become evident in the second half of fiscal 2000, our overall financial condition will be significantly strengthened."

Commenting on the POP closure, Thomas said, "Although we have dedicated considerable managerial and other resources to this business unit, it continues to generate sizeable operating losses. We do not believe that it remains in the best interests of the organization as a whole to sustain additional losses and further managerial disruption in an attempt to return this business to profitability. Therefore, we will be exiting the POP business as quickly as possible. We intend to work closely with customers to minimize the disruption our decision will have on their marketing programs."

The actions related to the Mack integration involve the planned consolidation of various redundant operations and facilities. David G. Wilson, president of Cadmus' Professional Communications group, noted, "Similar to other acquisitions we have made in the past, we are integrating Mack in several phases to ensure a continuing high level of service to customers. Our initial step was to realize costs savings by using our increased purchasing leverage. We have accomplished most of these economies and are now prepared to move into the next phase of our integration plan. This phase will involve consolidating several departments, principally associated with our composition, warehousing, and fulfillment activities. We expect to have completed virtually all of these actions by the close of fiscal 2000. The integration of Mack is proceeding smoothly, and we remain on schedule and on target in terms of the synergies we had anticipated from the transaction."

Organizational Changes
Cadmus also announced a new management structure.  In this new structure,  Bruce
V. Thomas, who has been chief financial officer, will serve in the new position of executive vice president and chief operating officer with operating responsibility for all of the Company's business units. David G. Wilson, Jr. will assume the new position of vice chairman of the board and will continue to serve as president of the Cadmus Professional Communications group. David E. Bosher, previously vice president and treasurer, will serve as chief financial officer. Steven R. Isaac, executive vice president of the former Marketing Communications sector, will leave Cadmus to return to the advertising/marketing services industry.

Gillispie said, "The organizational changes that are effective immediately will reduce our executive staff and overhead expenses. More importantly, they are designed to provide improved operating focus and performance to what has become a much larger company in the past six months. During this time, Bruce Thomas has had increasing operating responsibility and has demonstrated that he will bring enthusiasm, focus, and urgency to enhanced operating effectiveness."

Cadmus Communications Corporation provides customers with integrated, end-to-end communications solutions. The Company is organized around two primary markets:
Professional Communications, serving customers who publish information, and Marketing Communications, serving customers who convey marketing messages. Additional information about Cadmus is available at the Company's web site - www.cadmus.com

                                       ###

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Information in this release relating to Cadmus' future prospects and performance are "forward-looking statements" and, as such, are subject to certain risks and uncertainties that could cause actual results to differ materially. Potential risks and uncertainties include but are not limited to:
(1) the effective integration of recent acquisitions, (2) continuing competitive pricing in the markets in which the Company competes, (3) the gain or loss of significant customers or the decrease in demand from existing customers, (4) the ability of the Company to continue to obtain improved efficiencies and lower overall production costs, (5) changes in the Company's product sales mix, (6) the performance of new management and leadership teams in the Company and its divisions, (7) the impact of industry consolidation among key customers, (8) the ability of the Company to operate profitably and effectively with higher levels of indebtedness, and (9) the ability to retain key employees and managers in light of lower-than-planned incentives and benefits.

                                 FACTS IN BRIEF

                 Cadmus Communications Corporation Restructuring


STRATEGIC OVERVIEW
o The focus of this restructuring plan is to further focus the Company's resources on the Professional Communications and Specialty Packaging niche markets, each of which is providing a solid return on investment. The principal components of this plan will be to discontinue the POP business unit which has been operating at a significant loss and to effect the next phase of planned rationalization of the Company's professional operations that were substantially expanded through the April 1999 Mack Printing Group acquisition.
o The new managerial organization has been effected to sharpen Cadmus' business focus on execution and performance. The new responsibilities announced today are intended to reduce costs and establish a structure able to focus more directly on Cadmus key value drivers:

     -  The successful integration of Mack
     -  Continued strong cash flow performance
     - Improved top-line growth from strong positions in journals, specialty magazines, and specialty packaging

o Further actions are anticipated to realize additional overhead savings and achieve a clear operating focus on the niche markets where the Company's core competencies can be most effectively employed.


FINANCIAL OVERVIEW

o    Restructuring charges are expected as follows:

      Non-cash  items - $27-$30  million,  pre-tax
      Cash items - $6-$7  million, pre-tax
      Total restructuring charge - $33-$37 million, pre-tax ($2.40 - $2.75 per share, after-taxes)

o Annual pre-tax savings of approximately $6 million are expected from the implementation of the restructuring plan. This figure includes the elimination of losses from areas that the Company is exiting, as well as cost savings from the consolidation of certain ongoing operations.
o Approximately $17 million of charges will be recognized in the first fiscal quarter that ended in September 1999. This amount will include the charge associated with the previously announced consolidation of the Company's advertising agency operations. The remainder of the charges will be accounted for in the second fiscal quarter.
o Net proceeds from the restructuring actions are expected to total approximately $14 - 15 million. This will be used to reduce debt, resulting in an annualized savings of at least $1 million in interest expense.
o The units divested or closed contributed $57.6 million of the Company's pro forma net sales in fiscal 1999 of $526.7 million
o The restructuring charge will reduce shareholders' equity by approximately $23 million, or $2.55 per share. However, in addition to the $16 million reduction in total debt recorded in the first quarter of fiscal 2000, the net proceeds from the restructuring actions will reduce proforma debt by approximately $12 - $14 million over the remainder of fiscal 2000. Therefore, the Company does not expect the restructuring actions to materially impact its financial condition.


RESTRUCTURING SUMMARY

o    The restructuring plan encompasses the following major actions:

     -   Closing the Atlanta-based Cadmus Point of Purchase (POP) business unit
     -   Implementing   planned,   additional   synergies  associated  with  the
         integration of the Mack Printing Group, acquired in April 1999
     -   Consolidating   certain   corporate   functions  and  related  overhead
         rationalization

o The decision to close the POP business unit reflects Cadmus' desire to avoid continuing to operate this business at a considerable loss. Closure is expected by December 1999 under a plan intended to minimize the disruption on customers' marketing programs.
o The additional synergies related to the Mack Printing Group are the planned synergies involving the rationalization of certain functions and departments across the Professional Communications business. The timing of this action follows the original plan that was set at the time of the acquisition. The initial step was to realize cost savings by using our increased purchasing leverage. Most of these economies have now been realized, leading to the next phase that will unify the combined resources of the Professional Communications division. This will involve consolidating several departments, principally associated with various composition functions and warehousing. All of these actions are expected to be completed by the close of fiscal 2000.
o As a result of the Mack acquisition, the Company gained control of an advanced information system that has been fully installed and tested. After evaluating this system, the decision was made to integrate this proven process and cease the development effort that was underway by Cadmus for a comprehensive information system for the Company's manufacturing operations.
o The restructuring plan includes a comprehensive program to reduce corporate overhead and the size of other operating units. This reflects not only the new actions that are announced today but also planned changes in the Company's advertising agency business. The Company also plans to combine its specialty packaging and fulfillment/distribution operations to provide a more integrated service for designing, printing and distributing mailers and other marketing material.


ORGANIZATION SUMMARY
o    The changes in executive management that are effective immediately include:

     - Bruce V. Thomas, who has been chief financial officer, will serve in the new position of executive vice president and chief operating officer.

     - David G. Wilson, Jr., will assume the new position of vice chairman of Cadmus' Board. He will continue to serve as president of the Cadmus Professional Communications group.

     - David E. Bosher, previously vice president and treasurer, will serve as chief financial officer.

     -   Steven  R.  Isaac,  previously  the head of  Cadmus'  former  Marketing
         Communications   sector,   will   leave   Cadmus   to   return  to  the
         advertising/marketing services industry.

BUSINESS PROFILE
o Cadmus is North America's fourth largest publications printer, and the world's largest producer of scientific, technical, and medical journals.
o Cadmus provides customers with integrated, end-to-end communications solutions. The Company is organized around two primary markets:
     Professional Communications, serving customers who publish information, and Marketing Communications, serving customers who convey marketing messages.
o The Company's Professional Communications services include the production and distribution of printed and electronic journals, specialty magazines, soft cover books and directories. Its Marketing Communications services include the creation, production, distribution and fulfillment of specialty packaging, promotional printing, software duplication, and catalogs.
o Cadmus is active in the architecture and maintenance of web sites through its Dynamic Diagrams operating unit.
o Cadmus' production facilities are located in Georgia, Maryland, North Carolina, Pennsylvania, and Virginia.
o    The Company has approximately 3, 900 employees.